AMENDMENT NO. 1
TO
SECURITIES PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 to the Securities Purchase Agreement (this “Amendment”) is entered into as of this 10th day of July, 2008, by and among The X-Change Corporation, a Nevada corporation (the “Company”), and AirGATE Technologies, Inc., a Texas corporation (“AirGATE”), and Samson Investment Company, a Nevada corporation, Ironman PI Fund (QP), L.P., a Texas limited partnership, and John Thomas Bridge and Opportunity Fund, LP, a Delaware limited partnership (each a “Purchaser” and collectively, the “Purchasers”). The Company, AirGATE and the Purchasers may be referred to herein each as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, the Parties have previously entered into that certain Securities Purchase Agreement, dated as of December 4, 2007 (the “Purchase Agreement”);
     WHEREAS, pursuant to Section 9.5 of the Purchase Agreement, such Purchase Agreement may be amended by a written instrument executed by the Parties; and
     WHEREAS, in connection with the Second Closing Date (as defined in the Purchase Agreement) the Parties wish to amend the Purchase Agreement to, among other things, (i) amend and restate each Tranche A Note (as defined in the Purchase Agreement) and (ii) amend the terms of applicable to the Tranche B Note and the Tranche B Warrant (each as defined in the Purchase Agreement).
TERMS OF AGREEMENT
     In consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:
          SECTION 1. Amendments to the Purchase Agreement.
     (1) The first and second recital paragraphs appearing in the Purchase Agreement are hereby amended in their entirety to read as follows:
          “WHEREAS, the Company desires to sell to the Purchasers (a) an aggregate principal amount of $1,800,000 of the Company’s Senior Secured Convertible Term Notes bearing an annual interest rate of 8% with a maturity date of five (5) years from the date of issuance (as amended, restated, amended and restated, modified or supplemented from time to time, the “Tranche A Notes”), in the form attached hereto as Exhibit A, which are convertible into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (b) warrants, in the form attached hereto as Exhibit B, to purchase 4,500,000 shares of the Company’s Common Stock (as amended, restated, amended and restated, modified or supplemented from time to time, each such warrant a “Tranche A Warrant” and, collectively, the “Tranche A Warrants”); and
          WHEREAS, the Company desires to sell to the Purchasers (a) an aggregate principal amount of $1,800,000 of the Company’s Senior Secured Convertible Term Notes bearing an annual interest rate of 8% with a maturity date of five (5) years from the date of issuance (as amended, restated, amended and restated, modified or supplemented from time to time, the “Tranche B Notes” and, together with the Tranche A Notes, the “Notes”), in the form attached hereto as Exhibit C, which are convertible into shares of the Company’s Common Stock, (b) a warrant, in the form attached hereto as Exhibit D, to purchase up to 25,714,286 shares of the Company’s Common Stock (as amended, restated, amended and restated, modified or supplemented from time to time, each such warrant a “Tranche B Warrant” and, collectively, the “Tranche B Warrants” and, together with the Tranche A Warrants, the “Warrants”) and (c) 16,714,286 shares of the Company’s Common Stock (the “Tranche B Shares”); and”
     (2) Section 1(b) of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “(b) on the Second Closing (as defined herein), (i) a Tranche B Note in the principal amount as is set forth opposite such Purchaser’s name on Exhibit E attached hereto, (ii) a Tranche B Warrant to purchase the number of shares of Common Stock set forth opposite such Purchaser’s name on Exhibit E attached hereto and (iii) the Tranche B Shares in the amounts set forth opposite such Purchaser’s name on Exhibit E attached hereto.”
     (3) The first two sentences of the last paragraph of Section 1 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “The purchase and sale of the Notes, Warrants and Tranche B Shares, as set forth in Section 2 hereof, are referred to herein as the “Offering.” Collectively, the Notes, the Warrants, the Tranche B Shares and the Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants are referred to as the “Securities”.”
     (4) Section 2.1(b) of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “Second Closing. The purchase and sale of the Tranche B Notes, the Tranche B Warrants and the Tranche B Shares pursuant to this Agreement (the “Second Closing”) shall take place on June [___], 2008, at 10:00 a.m. Dallas, Texas time at the offices of the Company’s counsel, Strasburger & Price, LLP, 901 Main Street, Suite 4400, Dallas, Texas 75202, or at such other time or place as the Company and the Purchasers may mutually agree (the date on which the Second Closing occurs, the “Second Closing Date”).”

     (5) Section 2.2(b) of the Purchase Agreement is hereby amended by deleting the phrase “The Notes and the Warrants shall be” and replacing such phrase with “The Notes, Warrants and the Tranche B Shares shall be”.
     (6) Section 2.3(j) of the Purchase Agreement is hereby amended by deleting the phrase “shall not exceed $80,000” and replacing such phrase with “on the First Closing Date shall not exceed $80,000”:
     (7) Section 2.5 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “2.5 Company’s Second Closing Deliverables. At the Second Closing, the Company shall deliver to each such Purchaser the following:
          (a) an executed amended and restated Tranche A Note in such principal amount as is set forth opposite such Purchaser’s name on Exhibit E;
          (b) an executed amended and restated Tranche A Warrant to purchase the number of shares of Company Common Stock set forth opposite such Purchaser’s name on Exhibit E;
          (c) an executed Tranche B Note in such principal amount as is set forth opposite such Purchaser’s name on Exhibit E;
          (d) an executed Tranche B Warrant to purchase the number of shares of Company Common Stock set forth opposite such Purchaser’s name on Exhibit E;
          (e) certificates representing the Tranche B Shares set forth opposite such Purchaser’s name on Exhibit E;
          (f) certificates of good standing dated not more than five Business Days prior to the Second Closing Date with respect to (i) the Company issued by the Secretary of State of the State of Nevada and (ii) AirGATE issued by the Secretary of State of the State of Texas;
          (g) by wire transfer of immediately available funds to the account or accounts specified by the Purchasers or in such other form of payment as requested by the Purchasers $50,000, which represents the reasonable out-of-pocket expenses incurred by the Purchasers in connection with the preparation and negotiation of, and consummation of the transactions contemplated by, the Transaction Documents, including but not limited to legal fees and consultants;
          (h) a legal opinion of Company Counsel to the Purchasers in the form attached as Exhibit J;
          (i) an executed original of Amendment No. 1 to the Registration Rights Agreement dated as of even date herewith between the Company, Tejas Securities

Group, Inc. and each Purchaser substantially in the form of Exhibit K (as amended, modified or supplemented from time to time, the “Amendment No. 1 to the Registration Rights Agreement”);
          (j) an executed original of the Voting Agreement dated as of even date herewith between each Purchaser and Michael L Sheriff, Sheriff Family LP, Ivan Chow and Kathleen Hanafan substantially in the form of Exhibit L (as amended, modified or supplemented from time to time, the “Voting Agreement”);
          (k) an executed original of the engagement agreement of Marathon Advisors LLC dated as of even date herewith between the Company and Marathon Advisors LLC substantially in the form of Exhibit M;
          (l) updated Schedules to the Agreement as of the Second Closing Date;
          (m) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company confirming the satisfaction as of the Second Closing Date of each of the conditions precedent set forth in Section 2.7 hereof; and
          (n) such other documents as the Purchasers shall reasonably request.”
     (8) Section 2.6 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “2.6 Purchasers’ Second Closing Deliverables. At the Second Closing, each Purchaser shall deliver to the Company the following:
          (a) by wire transfer of immediately available funds to such bank account or accounts as the Company may request in writing at least two (2) Business Days prior to the Second Closing Date an amount equal to the principal amount of the Tranche B Note set forth opposite such Purchaser’s name on Exhibit E;
          (b) the Tranche A Note delivered to such Purchaser on the First Closing Date in such principal amount as is set forth opposite such Purchaser’s name on Exhibit E;
          (c) the Tranche A Warrant delivered to such Purchaser on the First Closing Date to purchase the number of shares of Company Common Stock set forth opposite such Purchaser’s name on Exhibit E;
          (d) an executed original of Amendment No. 1 to the Registration Rights Agreement; and
          (e) an executed original of the Voting Agreement.
     (9) Section 2.7(b) of the Purchase Agreement is hereby amended by deleting the phrase “the Tranche B Notes and Tranche B Warrants” and replacing such phrase with “the Tranche B Notes, the Tranche B Warrants and the Tranche B Shares”.

     (10) Section 3.1 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “3.1 Organization, Good Standing and Qualification. Each of the Company and AirGATE is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority (A) to own and operate its properties and assets, (B) to execute and deliver (i) this Agreement, (ii) the Notes and the Warrants, (iii) the Security Agreement dated as of even date herewith between the Company, AirGATE and each Purchaser substantially in the form of Exhibit F (as amended, modified or supplemented from time to time, the “Security Agreement”), (iv) the Registration Rights Agreement relating to the Securities dated as of even date herewith between the Company and each Purchaser substantially in the form of Exhibit G (as amended, modified or supplemented from time to time, the “Registration Rights Agreement”), (v) the Guaranty Agreement dated as of even date herewith between the Company, AirGATE and each Purchaser substantially in the form of Exhibit H (as amended, modified or supplemented from time to time, the “Guaranty Agreement”), and (vi) all other agreements, documents, certificates or instruments contemplated hereunder or delivered pursuant hereto (preceding clauses (iii)-(vi), collectively, the “Related Agreements”), except as set forth on Schedule 3.1, to issue and sell the Notes and the shares of Common Stock issuable upon conversion of the Notes (the “Note Shares”), (C) except as set forth on Schedule 3.1, to issue and sell the Warrant and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares,”), (D) to issue and sell the Tranche B Shares, and (E) to carry out the provisions of this Agreement and the Related Agreements and to carry on its respective business as presently conducted. Each of the Company and AirGATE is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which it conducts its business, except for those jurisdictions in which the failure to be so qualified and authorized has not had, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company and AirGATE, taken individually and as a whole (a “Material Adverse Effect”).”
     (11) Section 3.3(a) of the Purchase Agreement is hereby amended by inserting immediately following the last sentence of Section 3.3(a), the following:
          “The authorized capital stock of the Company, as of the Second Closing Date, consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). As of the Second Closing Date, 31,589,501 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock had been issued or were outstanding. Set forth on Schedule 3.3(a)(iii) is the Fully-Diluted Common Stock of the Company immediately before the Second Closing. Set forth on Schedule 3.3(a)(iv) is the Fully-Diluted Common Stock of the Company immediately after the Second Closing.”

     (12) The first sentence of Section 3.3(b) of the Purchase Agreement is hereby amended by deleting the phrase “Company’s Certificate of Incorporation” and replacing such phrase with “Company’s Articles of Incorporation.”
     (13) The second sentence of Section 3.3(b) of the Purchase Agreement is hereby amended by deleting the phrase “the issuance of the Note Shares or Warrant Shares” and replacing such phrase with “the issuance of the Note Shares, Warrant Shares or the Tranche B Shares.”
     (14) The third sentence of Section 3.3(b) of the Purchase Agreement is hereby amended by deleting the phrase “The sale of the Notes and the Warrants” and replacing such phrase with “The sale of the Notes, the Warrants and the Tranche B Shares.”
     (15) The second sentence of Section 3.3(d) of the Purchase Agreement is hereby amended by deleting the phrase “The Note Shares or Warrant Shares” and replacing such phrase with “Subject to Section 5.18(a), the Note Shares and the Warrant Shares.”
     (16) Section 3.4 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, AirGATE, their officers and directors necessary for the valid authorization of the Transaction Documents, and the performance of all obligations of the Company or AirGATE hereunder and thereunder (including, without limitation, the issuance of the Notes, the Warrants and the Tranche B Shares and the issuance and reservation for issuance of the Note Shares and Warrant Shares), has been taken. The Transaction Documents have been (or upon delivery will have been) duly executed by the Company and when delivered in accordance with the terms hereof, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable or legal remedies. Each of the Securities have been duly and validly authorized for issuance by the Company and, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable or legal remedies. Except as set forth on Schedule 3.4, no approval of the stockholders of the Company is required for the Company to issue and deliver to the Purchasers the Securities contemplated by the Transaction Documents.”

     (17) Section 3.5 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “3.5 Liabilities.
          (a) Other than as disclosed in the Company’s Quarterly Report on Form 10-QSB for its fiscal quarter ended September 30, 2007, as of the First Closing Date, neither the Company nor AirGATE has any material liabilities (contingent or otherwise), except current liabilities incurred in the ordinary course of business consistent with past practices subsequent to September 30, 2007.
          (b) Other than as disclosed in the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2008, as of the Second Closing Date, neither the Company nor AirGATE has any material liabilities (contingent or otherwise), except current liabilities incurred in the ordinary course of business consistent with past practices subsequent to March 31, 2008.”
     (18) Section 3.11 of the Purchase Agreement is hereby amended by inserting the phrase “except as set forth on Schedule 3.4,” immediately prior to the phrase “the Charter, Bylaws or other organizational documents.”
     (19) The second sentence of Section 3.14 of the Purchase Agreement is hereby amended by inserting the phrase “other than pursuant to the Voting Agreement,” immediately after to the phrase “To the Company’s or AirGATE’s knowledge,”.
     (20) The second sentence of Section 3.15 is hereby amended by (i) inserting the phrase “Except as set forth on Schedule 3.4,” immediately prior to the words “No governmental orders” and (ii) making the foregoing word “No” lower case.
     (21) The second sentence of Section 3.19 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “The Company has furnished the Purchasers with, or has otherwise made available to the Purchasers, copies of: (i) its Annual Reports on Form 10-KSB for its fiscal year ended December 31, 2006 and December 31, 2007, (ii) its Quarterly Reports on Form 10-QSB for its fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, (iii) its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2008 and (iv) its Form 8-K filings made during fiscal year 2007 and 2008 to date (collectively, the “SEC Reports”).”
     (22) The second sentence of Section 4.3 of the Purchase Agreement is hereby amended by deleting the phrase “investment decision with respect to the Notes and Warrants” and replacing such phrase with “investment decision with respect to the Notes, Warrants and the Tranche B Shares.”

     (23) The first sentence of Section 4.5 of the Purchase Agreement is hereby amended by deleting the phrase “Such Purchaser is acquiring the Notes and Warrants and any Note Shares or Warrant Shares” and replacing such phrase with “Such Purchaser is acquiring the Notes, Warrants and the Tranche B Shares and any Note Shares, Warrant Shares or Tranche B Shares.”
     (24) The first sentence of Section 4.9(b) of the Purchase Agreement is hereby amended by deleting the phrase “The Note Shares and the Warrant Shares” and replacing such phrase with “The Note Shares, the Warrant Shares and the Tranche B Shares.”
     (25) The first sentence of Article 5 of the Purchase Agreement is hereby amended by inserting the phrase “(unless otherwise noted)” immediately after the phrase “as of each of the First Closing and the Second Closing.”
     (26) The first sentence of Section 5.8 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “If the Company proposes to issue any shares of its capital stock for cash in a transaction other than the issuance of the Tranche B Shares and other than a transaction in which shares of the Common Stock are issued (i) in connection with an acquisition (x) of all of the capital stock (or equivalent form of ownership) of a third party or (y) of all or substantially all of the operating assets (whether tangible or intangible) of a third party, (ii) to any officers, directors or employees under any stock option plan or other incentive plan approved by the Company’s board of directors, (iii) in connection with an offering of the Company’s shares by a nationally recognized underwriter such that the Company’s aggregate net proceeds are at least $20,000,000 and the imputed market capitalization of the Company, pre-sale, is at least $100,000,000 (a “Qualified Offering”), or (iv) in connection with the conversion or exercise of any options, warrants, or similar rights to purchase or acquire Common Stock or other equity securities convertible or exchangeable, with or without consideration, into or for Common Stock outstanding as of the Second Closing Date, including the Warrants, then the Company shall, subject to the Company’s preexisting obligations as of the date hereof to offer all of such shares to a previous investor or investors in the Company, offer to sell such number of shares to each Purchaser equal to such Purchaser’s fully diluted percentage ownership in the Company, on the terms and conditions the Company proposes to offer such shares to third parties.”
     (27) The last sentence of Section 5.8 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “For purposes of this Section 5.8, the term “fully diluted percentage ownership” shall mean (i) the sum of (A) that number of shares of Common Stock that would be held by each Purchaser upon conversion of all Notes and Warrants held by such Purchaser and (B) the Tranche B Shares held by such Purchaser divided by (ii) the total number of shares of Common Stock owned by all stockholders of the Company (including such

Purchaser) after giving effect to all conversions or exercises into Common Stock of all derivative securities held by all such stockholders.”
     (28) Section 5.9 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “5.9 Board Rights and Observer Rights.
          (a) The Board of Directors of the Company (the “Board”) shall be comprised of at least four (4) directors. The Required Purchasers shall have the right to propose up to three (3) director nominees (the “Required Purchasers’ Director Nominees”) for the vote of the Company’s shareholders. As soon as practicable after receipt by the Company of written notice from the Required Purchasers of their election to propose any such director nominees (the “Director Appointment Notice”), and subject to applicable law, the Company shall take or cause to be taken all necessary actions to appoint or elect to the Board, and at each annual meeting of the shareholders of the Company following receipt by the Company of the Director Appointment Notice for so long as Purchasers own, in the aggregate, not less than the principal amount of $500,000 of the Notes the Company shall nominate or cause to be nominated, the Required Purchasers’ Director Nominees. If any of such Required Purchasers’ Director Nominees are unable or unwilling at any time to serve on the Board, then the Required Purchasers may provide the Company with written notice containing the name or names of a proposed successor nominee. The Required Purchasers shall provide the Company with all information required Regulation 14A and Schedule 14A under the Exchange Act with respect to their director nominees. The provisions of this Section 5.9 are in addition to and shall not limit any rights that Purchasers or any of their Affiliates may have as a holder or beneficial owner of the Company’s Common Stock as a matter of Law with respect to the election of directors or otherwise.
          (b) Subject to applicable law, and for so long as Purchasers own, in the aggregate, not less than the principal amount of $500,000 of the Notes, the Company shall use its reasonable efforts to cause the election of the Required Purchasers’ Director Nominees to the Board at the next meeting of the Company’s shareholders at which directors are to be elected, and the Company shall use its reasonable efforts to cause the reelection of the Required Purchasers’ Director Nominees at each meeting of the Company’s shareholders at which any Required Purchasers’ Director Nominee’s term as a director will expire. Reasonable efforts under this clause (b) shall include the solicitation of proxies in favor of the election of each Required Purchasers’ Director Nominee, it being understood that efforts consistent with those used for other members of the slate of nominees recommended by the Board shall be deemed reasonable.
          (c) The Required Purchasers shall take all actions necessary to cause their director nominees then serving as members of the Board to resign immediately at such time as Purchasers own, in the aggregate, less than the principal amount of $500,000 of the Notes.

          (d) With respect to each of the Company’s Subsidiaries, the Required Purchasers shall have the right to send one non-voting observer (the “Non-Voting Observer”) to all meetings of any Subsidiary’s board of directors or other applicable governing body of such entity, provided (i) the Non-Voting Observer shall enter into an appropriate confidentiality agreement regarding all confidential information so received, and (ii) that the Company reserves the right to exclude the Non-Voting Observer from access to any of such materials or meetings or portions thereof if (A) the Company reasonably considers any such material or portion thereof to be a trade secret or similar confidential information, (B) the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, (C) in the judgment of a majority of any such board, such access would materially impair the due consideration by the Board of any matter, or (D) in the judgment of such board or upon advice of counsel such access will disclose to the Non-Voting Observer material non-public information. Each of the Company’s Subsidiaries shall use its reasonable best efforts to provide the Purchasers with notice of all meetings of its respective board of directors or other applicable governing body of such entity consistent with that provided to the official members of board of directors or other applicable governing body of such entity; provided, however, that the failure to give such notice shall not invalidate any action taken by the board of directors or other applicable governing body of such entity at the meeting. The foregoing notwithstanding, at such time as the Purchasers or their Affiliates own, in the aggregate, less than the principal amount of $500,000 of the Notes, the Purchasers shall lose their right to have the Non-Voting Observer.”
     (29) Section 5.11 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “The Company agrees that it will use the proceeds of the sale of the Notes, Warrants and the Tranche B Shares to continue development and commercialization of the drill pipe RFID tagging project and for general working capital purposes only. Attached hereto as Exhibit N is a spreadsheet which reflects the Company’s estimated cash flow and use of the proceeds from the sale of the Tranche B Notes, the Tranche B Warrants and the Tranche B Shares.”
     (30) Section 5.18 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “5.18 Increase and Reservation of Shares.
          (a) The Company shall take all lawful action to (i) cause a special meeting of its shareholders to be duly called and held as soon as practicable after the Second Closing Date for the purpose of voting on the approval of the amendment to the Company’s Charter to increase the number of authorized shares of the Company’s Common Stock so that the Company will have an adequate reserve from its duly authorized shares of Common Stock to comply with its obligations under the Notes and Warrants and (ii) subject to applicable law, solicit proxies from its stockholders to obtain the requisite approval of such amendment to the Company’s Charter. The Board of the Company shall recommend such approval by the Company’s stockholders and shall not withdraw, amend or modify, in a manner adverse to the Purchasers, such recommendation (or announce publicly its intention to do so). The Company will, as promptly as practicable, prepare and file with the SEC a proxy statement in connection with the vote of the stockholders of the Company in respect of the approval of such amendment to the Company’s Charter. The Company will provide the Purchasers and their counsel with a reasonable opportunity to review and comment on the proxy statement and any amendment or supplement thereto prior to filing the same with the SEC and will provide the Purchasers with a copy of all such filings with the SEC. The Company shall, as promptly as practicable after the receipt thereof, provide to the Purchasers and their counsel copies of any written comments, and advise the Buyers and their counsel of any oral comments, in respect of the proxy statement received from the staff of the SEC. The Company will promptly respond to all such SEC comments and will use its reasonable best efforts to cause the proxy statement to be mailed to its stockholders at the earliest practicable date.
          (b) The Company shall maintain a reserve from its duly authorized shares of Common Stock to comply with its obligations under the Notes and the Warrants.”
     (31) The notice address in Section 9.7 of the Purchase Agreement applicable to Ironman PI Fund (QP), LP is hereby amended in its entirety to read as follows:
“Ironman PI Fund (QP), L.P.
c/o Ironman Energy Capital, LP
2211 Norfolk, Suite 611
Houston, Texas 77098
Attention: G. Bryan Dutt & Lisa Reisack
Facsimile: 713-218-6946”
     (32) The second sentence of Section 9.11 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          “The foregoing notwithstanding, the maximum amount to be reimbursed by the Company to the Purchasers pursuant to this Section 9.11 shall not exceed on the First Closing Date and the Second Closing Date $130,000 in the aggregate
     (33) Exhibit A of the Purchase Agreement is hereby amended in its entirety to read as set forth on Annex A attached to this Amendment.
     (34) Exhibit B of the Purchase Agreement is hereby amended in its entirety to read as set forth on Annex B attached to this Amendment.
     (35) Exhibit C of the Purchase Agreement is hereby amended in its entirety to read as set forth on Annex C attached to this Amendment.

     (36) Exhibit D of the Purchase Agreement is hereby amended in its entirety to read as set forth on Annex D attached to this Amendment.
     (37) Exhibit E of the Purchase Agreement is hereby amended in its entirety to read as set forth on Annex E attached to this Amendment.
     (38) The Purchase Agreement is hereby supplemented by adding a new Exhibit J to the Purchase Agreement in the form attached as Annex F attached to this Amendment.
     (39) The Purchase Agreement is hereby supplemented by adding a new Exhibit K to the Purchase Agreement in the form attached as Annex G attached to this Amendment.
     (40) The Purchase Agreement is hereby supplemented by adding a new Exhibit L to the Purchase Agreement in the form attached as Annex H attached to this Amendment.
     (41) The Purchase Agreement is hereby supplemented by adding a new Exhibit M to the Purchase Agreement in the form attached as Annex I attached to this Amendment.
     (42) The Purchase Agreement is hereby supplemented by adding a new Exhibit N to the Purchase Agreement in the form attached as Annex J attached to this Amendment.
          SECTION 2. Disclosure Schedules. Effective as of the Second Closing Date (as defined in the Purchase Agreement), all references in the Purchase Agreement to any particular Schedule shall mean, to the extent applicable, each such Schedule as updated and delivered to Purchasers as of the Second Closing Date.
          SECTION 3. No Implied Amendments. Except as herein provided, the Purchase Agreement shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Purchase Agreement shall mean and be a reference to the Purchase Agreement, as amended by this Amendment.
          SECTION 4. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, including without limitation delivery by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute execution and delivery of one and the same instrument.
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          IN WITNESS WHEREOF, the Parties hereto have executed this Amendment effective as of the date first written above.
THE COMPANY AND ITS SUBSIDIARY:
The X-Change Corporation

By:

Name:

Its:

AirGATE Technologies, Inc.

By:

Name:

Its:

[signature page to Amendment No. 1 to the securities purchase agreement]

PURCHASERS:
Samson Investment Company

By:

Name:

Its:

[signature page to Amendment No. 1 to the securities purchase agreement]

Ironman PI Fund (QP), L.P.
By: Ironman Energy Partners, L.P.,
its general partner
By: Ironman Capital Management, LLC,
its general partner

By:
Name:	G. Bryan Dutt
Its:	President
[signature page to Amendment No. 1 to the securities purchase agreement]

John Thomas Bridge and Opportunity Fund, LP

By:

Name:

Its:

[signature page to Amendment No. 1 to the securities purchase agreement]